EXHIBIT 99.1

Hanmi Reports 2014 Full-Year Financial Results

Full-Year Net Income of $49.8 Million, Up 24.8% Year-Over-Year

Loan Portfolio Increases to $2.74 Billion, Up 25.7% Year-Over-Year

Integration of Central Bancorp, Inc. Remains on Track

LOS ANGELES, Feb. 5, 2015 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (Nasdaq:HAFC) (or "Hanmi"), the holding company for Hanmi Bank (the "Bank"), today reported solid growth in 2014. For the full year 2014, net income increased 24.8% to $49.8 million, or $1.56 per diluted share, compared to $39.9 million, or $1.26 per diluted share a year ago. In 2014, pretax income from continuing operations grew 16.1% to $72.6 million from $62.5 million in 2013.

Hanmi's acquisition of Central Bancorp, Inc. ("CBI"), the parent company of United Central Bank, was completed on August 31, 2014. The combined companies began operating as Hanmi Financial Corporation and Hanmi Bank, respectively, with banking operations conducted under the Hanmi Bank brand effective as of September 1, 2014. The 2014 financial results reflect eight months of stand-alone operations of Hanmi and four months of combined operations. Hanmi's accounting for this business combination is incomplete and has been recorded based on provisional amounts. The accounting is updated during the measurement period to reflect new information obtained about facts and circumstances that existed at the acquisition date. Adjustments to the provisional amounts during the measurement period are recognized as retrospective adjustments as of the date of the acquisition. During the fourth quarter Hanmi identified a retrospective adjustment of $8.0 million to the bargain purchase gain that was provisionally reported for the third quarter of 2014. This retrospective adjustment revises the reported third quarter net income to $21.2 million from $13.3 million as previously reported.

Fourth quarter 2014 net income totaled $6.5 million, or $0.20 per diluted share, compared $21.2 million, or $0.66 per diluted share, in the third quarter of 2014 and $9.9 million, or $0.31 per diluted share, in the fourth quarter a year ago.

Full year financial results reflect the impact of the following significant items recorded in conjunction with the CBI acquisition:

  $14.6 million provisional bargain purchase gain recorded in 2014
  $6.6 million in merger and integration related expenses in 2014
  $7.6 million in professional fees for the year, which included significant costs to strengthen Hanmi's infrastructure and to meet heightened control standards

Mr. C. G. Kum, President and Chief Executive Officer, said, "2014 was a transformative year for Hanmi highlighted by the acquisition of CBI, strong loan growth and solid credit quality to help continue the growth trajectory across our enterprise. Full year profitability increased sharply with net income of $49.8 million, up 24.8% from 2013. Strong organic loan production from the legacy Hanmi team helped expand our loan portfolio by 25.7% to $2.74 billion at year end. Credit quality improved throughout the year with classified loans, excluding PCI loans, declining 42.0% during the year to $47.7 million, or 1.71% of gross loans at year end. Importantly, our activities to integrate the acquisition of CBI into Hanmi are proceeding as planned."

Full Year Results
(In thousands, except per share data)

	As of or for the Year Ended
	December 31,	December 31,
	2014	2013 (1)

Net income	$ 49,761	$ 39,857
Net income per diluted common share	$ 1.56	$ 1.26

Assets	$ 4,234,768	$ 3,054,379
Loans receivable, net	$ 2,738,157	$ 2,177,498
Deposits	$ 3,556,746	$ 2,512,325

Return on average assets (2)	1.47%	1.41%
Pre-tax, pre-provision earnings on average assets (2)	1.95%	2.21%
Return on average stockholders' equity (2)	11.79%	10.13%
Net interest margin	3.88%	3.94%
Efficiency ratio	59.73%	53.18%
Efficiency ratio (excluding merger and integration costs)	55.70%	52.64%

Tangible common equity to tangible assets	10.66%	13.07%
Tangible common equity per common share	$ 14.14	$ 12.56

(1) Results for December 31, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.
(2) Amount calculated based on net income from continuing operations.

Financial Highlights (at or for the year ended December 31, 2014, compared to December 31, 2013)

  Assets grew 38.6% during 2014 to $4.23 billion, compared to $3.05 billion a year ago.
  Gross loans increased $553.5 million (24.8%) over the prior year.
  Fourth quarter new loan production (excluding loan purchases) totaled $204.3 million, representing a $34.4 million increase from the preceding quarter; the composition of the fourth quarter production was $159.4 million of commercial real estate loans, $25.5 million of C&I loans, $17.2 million of SBA loans and $2.2 million of consumer loans.
  Deposits grew 41.6% year-over-year, including a 24.9% increase in noninterest bearing deposits, which represent 28.8% of total deposits.
  Asset quality improved with classified loans, excluding PCI loans, down 42.0% year-over-year.
  A cash dividend of $0.07 per share was paid on January 15, 2015.

Acquisition Accounting Adjustments

As a result of the acquisition of CBI on August 31, 2014, Hanmi became the second largest Korean American bank in the United States with 49 banking offices and five loan production offices serving communities across California, Colorado, Illinois, New Jersey, New York, Texas, Virginia and Washington. The combined entity has the leading deposit market share among Korean American banks in Illinois, Texas and Virginia which complements Hanmi's substantial market share in California.

The following table reflects the retrospectively adjusted acquisition accounting as of August 31, 2014:

(In thousands)
Consideration paid:
CBI stockholders	$ 50,000
Redemption of preferred and cumulative unpaid dividends	28,675
78,675
Assets acquired:
Cash and cash equivalents	197,209
Securities available for sale	663,497
Loans	297,272
Premises and equipment	17,925
Other real estate owned	25,952
Income tax assets, net	12,011
Core deposit intangible	2,213
FDIC loss sharing assets	11,413
Bank-owned life insurance	18,296
Other assets	16,094
Total assets acquired	1,261,882
Liabilities assumed:
Deposits	1,098,997
Subordinated debentures	18,473
Rescinded stock obligation	15,485
FHLB advances	10,000
Other liabilities	25,675
Total liabilities assumed	1,168,630
Total identifiable net assets	$ 93,252
Bargain purchase gain, net of deferred taxes	$ 14,577

Results of Operations

Full year net interest income before provision for credit losses improved 16.2% to $122.7 million compared to $105.6 million for the full year 2013.

Net interest margin for 2014 was 3.88% compared to 3.94% in 2013. The decrease was primarily due to declining market interest rates partially offset by the impact of acquisition accounting adjustments. The following table details the asset yields, liability costs, spread and margin.

	Year Ended December 31,
	2014	2013

Interest-earning assets	4.33%	4.44%
Interest-bearing liabilities	0.68%	0.80%
Net interest spread	3.65%	3.64%
Net interest margin	3.88%	3.94%

Excluding the effects of acquisition accounting adjustments, the net interest margin for 2014 was 3.66%. The impact of acquisition accounting adjustments on core loan yield and NIM are summarized in the following tables:

Year Ended
December 31,2014
Core loan yield	4.82%
Accretion of discount on purchased loans	0.19%
As reported	5.01%

	Year Ended December 31, 2014
	Amount	NIM Impact
	(In thousands)
NIM excluding purchase accounting	$ 115,572	3.66%
Accretion of discount on Non-PCI loans	3,821	0.12%
Accretion of discount on PCI loans	1,114	0.03%
Accretion of time deposits premium	2,338	0.07%
Amortization of subordinated debentures discount	(71)	--
Net impact	7,202	0.22%
As reported	$ 122,774	3.88%

For the full year in 2014, net interest income, after provision for credit losses, increased 22.0% to $128.8 million, compared to $105.6 million in 2013. Hanmi recorded a negative loan loss provision totaling $6.1 million during 2014 and no loan loss provisions in the prior year.

Noninterest income was $42.3 million in 2014, compared to $27.9 million in the preceding year. In 2014, Hanmi provisionally recorded a bargain purchase gain of $14.6 million associated with the acquisition of CBI. Service charges on deposit accounts were $11.4 million in 2014, compared to $11.3 million in the preceding year. Gains on sales of SBA loans were $3.5 million in 2014, compared to $8.0 million a year ago. Disposition gains on PCI loans were $1.4 million in 2014, compared to no disposition gains in the prior year. Other operating income increased to $3.6 million in 2014, compared to $2.5 million in the preceding year. The increase in other operating income for 2014 compared to the prior year was primarily due to an $807,000 nonrecurring gain on the early termination of CBI's retirement plan in 2014.

Noninterest expense increased 38.8% to $98.6 million in 2014, compared to $71.0 million a year ago. Salary and employee benefits costs increased 42.8% to $50.2 million in 2014, compared to $35.1 million in 2013. Merger and integration costs increased to $6.6 million in 2014, compared to $730,000 in 2013. Professional fees increased to $7.6 million in 2014, compared to $5.3 million in the preceding year primarily due to significant costs to strengthen the Company's infrastructure and to meet heightened control standards.

Hanmi recorded a provision for income taxes of $22.9 million in 2014, representing an effective tax rate of 31.5%, compared to $22.8 million and an effective rate of 36.4% in 2013. The year-over-year reduction in tax rate can be attributed to the bargain purchase gain (excluding this gain and transaction costs, an effective tax rate for 2014 would be 39.4%).

"We continue to make good progress on our ongoing initiatives to improve operating efficiencies. As part of the CBI acquisition integration, we are closing three legacy CBI branches this month and finalizing the process of right-sizing personnel. We look forward to completing the integration process as quickly as possible to realize the strategic value of the combined bank," said Kum.

Balance Sheet

Total assets were $4.23 billion at December 31, 2014, a 38.6% increase from $3.05 billion a year ago. The increase in total assets was primarily due to the acquisition of CBI. The investment portfolio was $1.1 billion at December 31, 2014, compared to $530.9 million at December 31, 2013.

Loans receivable, net of allowance for loan losses, were $2.74 billion at December 31, 2014, up 25.7 % from $2.18 billion at December 31, 2013. Loans held for sale at December 31, 2014 totaled $5.5 million, up from $0 in loans held for sale at the end of 2013.

The year-end deposit mix is detailed in the table below.

	December 31,	December 31,
	2014	2013

Demand-noninterest-bearing	28.8%	32.5%
Savings	3.4%	4.6%
Money market checking and NOW accounts	22.4%	22.9%
Time deposits of $100,000 or more	25.6%	20.2%
Other time deposits	19.8%	19.8%
Total deposits	100.0%	100.0%

At December 31, 2014, stockholders' equity was $453.4 million. Tangible common stockholders' equity was $451.3 million, or 10.66% of tangible assets, compared to $398.9 million, or 13.07%, of tangible assets, a year ago. Tangible book value per share was $14.14, compared to $12.56 at December 31, 2013. On January 15, 2015, Hanmi paid a cash dividend of $0.07 per share, representing an aggregate dividend of $2.2 million.

Asset Quality

Asset quality continued to improve with classified loans declining 42.0% for the full year 2014. Nonperforming loans ("NPLs"), excluding PCI loans, were down 1.4% to $25.5 million at the end of the year, compared to $25.9 million at the end of 2013. Troubled debt restructurings ("TDRs") totaled $26.3 million at December 31, 2014 compared to $29.9 million at December 31, 2013. Of these TDRs, $12.5 million were included in NPLs at December 31, 2014, compared to $10.5 million in 2013. The following table shows NPLs in each category:

	December 31, 2014		December 31, 2013
		% of Total		% of Total
	Amount	NPLs	Amount	NPLs

Real estate loans:
Commercial property
Retail	$ 2,160	8.5%	$ 2,946	11.4%
Hotel/Motel	4,028	15.8%	5,200	20.1%
Gas station	3,514	13.8%	2,492	9.6%
Other	4,961	19.4%	4,808	18.6%
Residential property	1,588	6.2%	1,365	5.3%
Commercial and industrial loans:
Commercial term	7,052	27.6%	7,146	27.6%
Commercial lines of credit	466	1.8%	423	1.6%
Consumer loans	1,742	6.8%	1,497	5.8%
Total Nonperforming Non-PCI loans	$ 25,511	100.0%	$ 25,877	100.0%

Compared to a year ago, asset quality improved in all major aspects. Classified loans were $47.7 million, or 1.71% of gross loans, at December 31, 2014, compared to $82.2 million, or 3.78%, a year ago. The allowance for loan losses totaled $52.7 million as of December 31, 2014, generating an allowance of loan losses to gross loans ratio of 1.89% as compared to 2.58% as of December 31, 2013. The decline in the allowance of loan losses to gross loans ratio was due to growth in loans.

Conference Call

Management will host a conference call today, February 5, 2014, at 1:30 p.m. PT (4:30 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 1:30 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi's website at www.hanmi.com.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities across California, Texas, Illinois, Virginia, New Jersey and New York with 49 full-service branches as well as loan production offices in California, Colorado, Texas, Virginia, and Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are "forward–looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial, which is restricted by certain factors, including Hanmi Bank's retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan losses; credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	December 31,	December 31,	Percentage
	2014	2013 (1)	Change
Assets
Cash and cash equivalents	$ 158,320	$ 179,357	-11.7%
Securities available for sale, at fair value	1,060,717	530,926	99.8%
Loans held for sale, at the lower of cost or fair value	5,451	--	--
Loans receivable, net of allowance for loan losses	2,738,157	2,177,498	25.7%
Accrued interest receivable	9,749	7,055	38.2%
Premises and equipment, net	30,912	14,221	117.4%
Other real estate owned ("OREO"), net	15,790	756	1988.6%
Customers' liability on acceptances	1,847	2,018	-8.5%
Servicing assets	13,773	6,833	101.6%
Other intangible assets, net	2,080	1,171	77.6%
Investment in Federal Home Loan Bank ("FHLB") stock, at cost	17,580	14,060	25.0%
Investment in Federal Reserve Bank ("FRB") stock, at cost	12,273	11,196	9.6%
Income tax asset	84,371	63,841	32.2%
Bank-owned life insurance	48,866	29,699	64.5%
Prepaid expenses	2,672	1,415	88.8%
Other assets	32,210	14,333	124.7%
Total assets	$ 4,234,768	$ 3,054,379	38.6%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$ 1,022,972	$ 819,015	24.9%
Interest-bearing	2,533,774	1,693,310	49.6%
Total deposits	3,556,746	2,512,325	41.6%
Accrued interest payable	3,450	3,366	2.5%
Bank's liability on acceptances	1,847	2,018	-8.5%
FHLB advances	150,000	127,546	17.6%
FDIC loss sharing liability	1,139	--	--
Servicing liabilities	5,971	--	--
Rescinded stock obligation	933	--	--
Subordinated debentures	18,544	--	--
Accrued expenses and other liabilities	42,751	9,047	372.5%
Total liabilities	3,781,381	2,654,302	42.5%

Stockholders' equity:
Common stock	257	257	0.0%
Additional paid-in capital	554,904	552,270	0.5%
Accumulated other comprehensive income (loss)	463	(9,380)	-104.9%
Accumulated deficit	(32,379)	(73,212)	-55.8%
Less treasury stock	(69,858)	(69,858)	0.0%
Total stockholders' equity	453,387	400,077	13.3%
Total liabilities and stockholders' equity	$ 4,234,768	$ 3,054,379	38.6%

(1) Results for December 31, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	For the Year Ended
	December 31,	December 31,	Percentage
	2014	2013 (1)	Change
Interest and Dividend Income:
Interest and fees on loans	$ 122,222	$ 108,804	12.3%
Taxable interest on investment securities	12,502	8,434	48.2%
Tax-exempt interest on investment securities	136	283	-51.9%
Interest on federal funds sold	--	6	-100.0%
Interest on interest-bearing deposits in other banks	107	209	-48.8%
Dividends on FRB stock	698	754	-7.4%
Dividends on FHLB stock	1,069	650	64.5%
Total Interest and Dividend Income	136,734	119,140	14.8%
Interest Expense:
Interest on deposits	13,560	12,678	7.0%
Interest on FHLB advances	151	151	0.0%
Interest on subordinated debentures	235	678	-65.3%
Interest on rescinded stock obligation	87	--	--
Total interest expense	14,033	13,507	3.9%
Net interest income before provision for credit losses	122,701	105,633	16.2%
Negative provision for credit losses	(6,140)	--	--
Net interest income after provision for credit losses	128,841	105,633	22.0%
Noninterest Income:
Bargain purchase gain, net of deferred taxes	14,577	--	--
Service charges on deposit accounts	11,374	11,307	0.6%
Trade finance and other service charges and fees	4,946	4,475	10.5%
Bank-owned life insurance income	879	1,171	-24.9%
Gain on sale of SBA loans	3,494	8,000	-56.3%
Net loss on sales of other loans	--	(557)	-100.0%
Net gain on sales of investment securities	2,011	1,039	93.6%
Disposition gains on PCI loans	1,432	--	--
Other operating income	3,583	2,465	45.4%
Total noninterest income	42,296	27,900	51.6%
Noninterest Expense:
Salaries and employee benefits	50,177	35,129	42.8%
Occupancy and equipment	12,295	10,017	22.7%
Merger and integration costs	6,646	730	810.4%
Unconsummated acquisition costs	--	1,331	-100.0%
Deposit insurance premiums and regulatory assessments	2,031	1,435	41.5%
Data processing	6,080	4,582	32.7%
Other real estate owned expense	(49)	(59)	-16.9%
Professional fees	7,564	5,335	41.8%
Directors and officers liability insurance	696	876	-20.5%
Supplies and communications	2,612	2,155	21.2%
Advertising and promotion	3,435	3,411	0.7%
Loan-related expense	521	396	31.6%
Amortization of other intangible assets	133	--	--
Other operating expenses	6,412	5,679	12.9%
Total noninterest expense	98,553	71,017	38.8%
Income from continuing operations before provision for income taxes	72,584	62,516	16.1%
Provision for income taxes	22,379	22,732	-1.6%
Income from continuing operations, net of taxes	$ 50,205	$ 39,784	26.2%
Discontinued operations
Income from operations of discontinued subsidiary (including gain on disposal of $51 in the second quarter of 2014)	$ 37	$ 115	-67.8%
Income tax expense	481	42	1045.2%
(Loss) income from discontinued operations	(444)	73	-708.2%
Net income	$ 49,761	$ 39,857	24.8%

Basic earnings per share:
Income from continuing operations, net of taxes	$ 1.58	$ 1.26
Income from discontinued operations, net of taxes	(0.01)	--
Basic earnings per share	$ 1.57	$ 1.26
Diluted earnings per share:
Income from continuing operations, net of taxes	$ 1.57	$ 1.26
Income from discontinued operations, net of taxes	(0.01)	--
Diluted earnings per share	$ 1.56	$ 1.26

Weighted-average shares outstanding:
Basic	31,696,100	31,598,913
Diluted	31,978,064	31,696,520
Common shares outstanding	31,910,203	31,761,550

(1) Results for December 31, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data (Unaudited)
(In thousands)

	As of or for the Year Ended
	December 31,	December 31,
	2014	2013 (3)
Average balances:
Average gross loans, net of deferred loan costs (1)	$ 2,440,682	$ 2,156,626
Average investment securities	676,729	446,563
Average interest-earning assets	3,163,141	2,687,799
Average assets	3,410,751	2,827,508
Average deposits	2,872,029	2,391,248
Average borrowings	81,110	27,815
Average interest-bearing liabilities	2,054,680	1,678,618
Average stockholders' equity	425,913	392,601
Average tangible equity	425,018	391,342

Performance ratios:
Return on average assets (4)	1.47%	1.41%
Pre-tax, pre-provision earnings on average assets (4)	1.95%	2.21%
Return on average stockholders' equity (4)	11.79%	10.13%
Return on average tangible equity (4)	11.81%	10.17%
Efficiency ratio	59.73%	53.18%
Efficiency ratio (excluding merger and integration costs)	55.70%	52.64%
Net interest spread (2)	3.65%	3.64%
Net interest margin (2)	3.88%	3.94%
Average stockholders' equity to average assets	12.49%	13.89%

Allowance for loan losses:
Balance at beginning of period	$ 57,555	$ 63,305
(Negative provision) provision charged to operating expense	(6,258)	576
Net recoveries (charge-offs)	1,369	(6,326)
Balance at end of period	$ 52,666	$ 57,555

Asset quality ratios:
Nonperforming assets to assets (5)	0.98%	0.87%
Nonperforming loans to gross loans (5)	0.92%	1.16%
Nonperforming loans to allowance for loan losses (5)	48.44%	44.96%
Net loan (recoveries) charge-offs to average gross loans	-0.06%	0.29%
Allowance for loan losses to gross loans	1.89%	2.58%
Allowance for loan losses to nonperforming loans	206.44%	222.42%

Allowance for off-balance sheet items:
Balance at beginning of period	$ 1,248	$ 1,824
Provision (negative provision) charged to operating expense	117	(576)
Balance at end of period	$ 1,365	$ 1,248

Nonperforming assets (5):
Nonaccrual loans	$ 25,511	$ 25,877
Loans 90 days or more past due and still accruing	--	--
Nonperforming loans	25,511	25,877
Other real estate owned, net	15,790	756
Nonperforming assets	41,301	26,633
Nonperforming loans in loans held for sale	--	--
Nonperforming assets	$ 41,301	$ 26,633

Delinquent loans, 30 to 89 days past due and still accruing	$ 9,515	$ 6,756

Delinquent loans to gross loans	0.34%	0.30%

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data, Continued (Unaudited)
(In thousands)

	December 31,	December 31,
	2014	2013 (3)
Loan portfolio:
Commercial real estate loans	$ 2,375,538	$ 1,890,720
Residential loans	135,303	79,078
Commercial and industrial loans	249,188	231,786
Consumer loans	27,557	32,505
Gross loans	2,787,586	2,234,089
Deferred loan costs	3,237	964
Gross loans, net of deferred loan costs	2,790,823	2,235,053
Allowance for loan losses	(52,666)	(57,555)
Loans receivable, net	2,738,157	2,177,498
Loans held for sale, at the lower of cost or fair value	5,451	--
Total loans receivable, net	$ 2,743,608	$ 2,177,498

Loan mix:
Real estate loans	85.2%	84.6%
Residential loans	4.9%	3.5%
Commercial and industrial loans	8.9%	10.4%
Consumer loans	1.0%	1.5%
Total loans	100.0%	100.0%

Deposit portfolio:
Demand-noninterest-bearing	$ 1,022,972	$ 819,015
Savings	120,659	115,371
Money market checking and NOW accounts	796,490	574,334
Time deposits of $100,000 or more	910,340	506,946
Other time deposits	706,285	496,659
Total deposits	$ 3,556,746	$ 2,512,325

Deposit mix:
Demand-noninterest-bearing	28.8%	32.5%
Savings	3.4%	4.6%
Money market checking and NOW accounts	22.4%	22.9%
Time deposits of $100,000 or more	25.6%	20.2%
Other time deposits	19.8%	19.8%
Total deposits	100.0%	100.0%

Capital ratios:
Hanmi Financial
Total risk-based capital ratio	15.63%	17.53%
Tier 1 risk-based capital ratio	14.37%	16.26%
Tier 1 leverage capital ratio	10.88%	13.66%
Hanmi Bank
Total risk-based capital ratio	15.13%	16.84%
Tier 1 risk-based capital ratio	13.88%	15.58%
Tier 1 leverage capital ratio	10.34%	13.09%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(3) Results for December 31, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.
(4) Amount calculated based on net income from continuing operations.
(5) Excludes PCI loans

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands)

	For the Year Ended
	December 31, 2014			December 31, 2013 (1)
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Gross loans, net of deferred loan costs	$ 2,440,682	$ 122,222	5.01%	$ 2,156,626	$ 108,804	5.05%
Municipal securities-taxable	20,881	847	4.06%	42,387	1,707	4.03%
Municipal securities-tax exempt	6,593	209	3.17%	10,141	435	4.29%
Obligations of other U.S. government agencies	98,387	1,896	1.93%	90,956	1,733	1.91%
Other debt securities	523,076	9,759	1.87%	274,789	4,994	1.82%
Equity securities	27,792	1,767	6.36%	28,290	1,404	4.96%
Federal funds sold	3	--	0.00%	1,555	6	0.39%
Interest-bearing deposits in other banks	45,727	107	0.23%	83,055	209	0.25%
Total interest-earning assets	3,163,141	136,807	4.33%	2,687,799	119,292	4.44%

Noninterest-earning assets:
Cash and cash equivalents	76,828			67,859
Allowance for loan losses	(54,817)			(60,119)
Other assets	225,599			131,969
Total noninterest-earning assets	247,610			139,709

Total assets	$ 3,410,751			$ 2,827,508

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Savings	$ 116,254	$ 1,646	1.42%	$ 114,968	$ 1,812	1.58%
Money market checking and NOW accounts	653,793	3,213	0.49%	567,860	2,912	0.51%
Time deposits of $100,000 or more	643,017	4,321	0.67%	546,588	4,094	0.75%
Other time deposits	560,506	4,380	0.78%	421,387	3,860	0.92%
FHLB advances	69,781	151	0.22%	6,573	151	2.30%
Other Borrowings	315	--	0.00%	8	--	0.00%
Rescinded stock obligation	4,778	87	1.82%	--	--	0.00%
Subordinated debentures	6,236	235	3.77%	21,234	678	3.19%
Total interest-bearing liabilities	2,054,680	14,033	0.68%	1,678,618	13,507	0.80%

Noninterest-bearing liabilities:
Demand deposits	898,459			740,445
Other liabilities	31,699			15,844
Total noninterest-bearing liabilities	930,158			756,289

Total liabilities	2,984,838			2,434,907
Stockholders' equity	425,913			392,601

Total liabilities and stockholders' equity	$ 3,410,751			$ 2,827,508

Net interest income		$ 122,774			$ 105,785

Cost of deposits			0.47%			0.53%
Net interest spread			3.65%			3.64%
Net interest margin			3.88%			3.94%

(1) Results for December 31, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles ("GAAP"). This non-GAAP measure is used by management in the analysis of Hanmi's capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders' equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share and per share data)

	December 31,	December 31,
Hanmi Financial Corporation	2014	2013 (1)
Assets	$ 4,234,768	$ 3,054,379
Less other intangible assets	(2,080)	(1,171)
Tangible assets	$ 4,232,688	$ 3,053,208

Stockholders' equity	$ 453,387	$ 400,077
Less other intangible assets	(2,080)	(1,171)
Tangible stockholders' equity	$ 451,307	$ 398,906

Stockholders' equity to assets	10.71%	13.10%
Tangible common equity to tangible assets	10.66%	13.07%

Common shares outstanding	31,910,203	31,761,550
Tangible common equity per common share	$ 14.14	$ 12.56

(1) Results for December 31, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.

Change in Accounting Principle

As of April 1, 2014, the Bank changed its method of accounting for investment in low-income housing tax credit, as required by FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. Previously, the investment in low-income housing tax credit was accounted for under equity method.

Effective April 1, 2014, the Bank began recording amortization of the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizing the net investment performance in the income statement as a component of income tax expense (proportional amortization method). The Bank recorded this change in accounting principle in accordance with ASU 2014-01 which requires retrospective application of the new accounting principle to all practicable prior accounting periods as if the principle had always been used. The accounting principle was retrospectively applied from the period beginning on January 1, 1998, and to each period thereafter. Net income for the year ended December 31, 2013 decreased by $48,000 due to this change in accounting principle.

CONTACT: Michael McCall
         EVP & Chief Financial Officer
         213-427-5701

         Christina Lee
         FVP & Senior Strategy Officer
         213-427-5631

         Lasse Glassen
         Investor Relations (Addo Communications)
         310-829-5400